                                   Exhibit 2.1


           First Amendment to Acquisition Agreement And Plan of Reorganization dated April 15, 1998, by and among UCI Medical Affiliates of Georgia, Inc., a South Carolina corporation; UCI Medical Affiliates, Inc., a Delaware corporation; MainStreet Healthcare Corporation, a Delaware corporation; MainStreet Healthcare Medical Group, P.C., a Georgia professional corporation; MainStreet Healthcare Medical Group, PC, a Tennessee professional corporation; Prompt Care Medical Center, Inc., a Georgia corporation; Michael J. Dare; A. Wayne Johnson; PENMAN Private Equity and Mezzanine Fund, L.P., a Delaware limited partnership; and Robert G. Riddett, Jr.

                                 FIRST AMENDMENT
                                       TO
                ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION


           This First Amendment To Acquisition Agreement and Plan of Reorganization ("Amendment") is made as of this 15th day of April, 1998, by, between and among UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"); UCI Medical Affiliates of Georgia, Inc., a South Carolina corporation ("UCI of GA"); MainStreet Healthcare Corporation, a Delaware corporation ("MainStreet"); MainStreet Healthcare Medical Group, P.C., a Georgia professional corporation ("MHMG-GA"); MainStreet Healthcare Medical Group, PC, a Tennessee professional corporation ("MHMG-TN"); Prompt Care Medical Center, Inc., a Georgia corporation ("Prompt Care"); Michael J. Dare ("Dare"); A. Wayne Johnson ("Johnson"); PENMAN Private Equity and Mezzanine Fund, L.P., a Delaware limited partnership ("PENMAN"); and Robert G. Riddett, Jr.
("Riddett").


                                  INTRODUCTION.
                                  -------------

           Pursuant to that certain Acquisition Agreement and Plan of Reorganization ("Agreement") dated February 9, 1998, by and among UCI, UCI of GA, MainStreet, MHMG-GA, MHMG-TN, Prompt Care, Dare, Johnson, PENMAN, and Riddett, MainStreet has agreed to sell substantially all of its assets to UCI of GA. As set forth in the Agreement, the closing of the transactions described in the Agreement is presently scheduled to be held on March 31, 1998.

           The prior approval of the shareholders of UCI is a condition for the issuance of certain shares of the common stock of UCI (the "Shares") which represent a portion of the consideration to be delivered to MainStreet for the transfer of the assets of MainStreet, all as set forth in the Agreement. As a result of the review by the Securities and Exchange Commission of the Preliminary Proxy Statement of UCI, the meeting of the shareholders of UCI, at which it is anticipated that a majority of the shareholders of UCI will vote in favor of all resolutions required to issue such Shares, cannot be held prior to March 31, 1998. Also, pursuant to Sections 8.6.3 and 11.1.9 of the Agreement, the successful completion of a private placement of the common stock of UCI which is a condition precedent of the Closing cannot take place before March 31, 1998. As a result of the foregoing, the Parties desire to enter into this Amendment whereby the Closing shall be postponed, and UCI shall not be required to deliver the Shares until after such approval of the shareholders of UCI is obtained which shall be after the date of Closing, all upon the terms and conditions set forth herein.

           Defined terms herein shall have the meanings ascribed to them in the Agreement unless otherwise defined herein.

                                   AGREEMENT.
                                   ----------

           NOW, THEREFORE, in consideration of these premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


           1. Section 1.1 of the Agreement is hereby deleted and the following substituted in lieu thereof:

                     1.1 "Agreement" shall mean this Acquisition Agreement And Plan of Reorganization, as amended, together with all schedules and exhibits attached hereto, which are incorporated herein by reference.

           2. Section 7.1 of the Agreement is hereby deleted and the following substituted in lieu thereof:

                     7.1 MainStreet Consideration. Subject to Section 7.3 below, the aggregate purchase price (the "Purchase Price") for the MainStreet Assets will be Eight Million Fifty Thousand and No/100 ($8,050,000) Dollars, plus the assumption of certain liabilities of MainStreet as described in Section 7.2 below.
           Such purchase price shall be payable as follows:

                               7.1.1 As set forth herein, UCI will tender to
                     MainStreet such number of Shares having an aggregate value of Six Million Eight Hundred Thousand and No/100 ($6,800,000.00) Dollars, as adjusted pursuant to Section
                     7.3 below as necessary.

                               7.1.2 In addition, UCI of GA at Closing will pay
                     to an escrow account established by the Parties (the "Escrow Account"), the sum of Nine Hundred Thousand and No/100 ($900,000) Dollars. The Escrow Account will be established with an escrow agent ("Escrow Agent") appointed by MainStreet pursuant to an escrow agreement acceptable to MainStreet and UCI of GA which shall provide that the escrowed funds shall be paid directly to certain creditors of MainStreet as directed by MainStreet.

                               7.1.3 In addition, the sum of Three Hundred Fifty
                     Thousand and No/100 ($350,000) Dollars shall be due and payable by UCI of GA to Escrow Agent on or before July 24, 1998, pursuant to the promissory note substantially in the form attached hereto as Exhibit 7.1.3.

                     The Shares when issued, will be duly authorized, validly issued, fully paid and non-assessable. For purposes hereof, the price per share of the Shares utilized for determining the number of Shares to be issued to MainStreet will be the average of the closing prices of the $0.05 par value voting common stock of UCI as conclusively determined by The Nasdaq Stock Market, Inc. for the trading days during the thirty calendar day period immediately prior to Closing; provided however, the price per share utilized for such determination shall not be less than $2.375, nor more than $3.125 per share; provided however, appropriate adjustments in the price per share utilized shall be made in order to give effect to changes in the number of outstanding shares as a result of stock dividends, stock splits, reverse stock splits, consolidations, recapitalization or other relevant change. The parties hereto acknowledge that the Shares shall be issued to MainStreet pursuant to an exemption from registration under the securities laws, such as Rule 506 of SEC Regulation D, and the Shares shall be restricted shares subject to Rule 144 of the Securities Act of 1933. The certificates evidencing the Shares shall bear a restrictive legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL TRANSFER SUCH SECURITIES ONLY UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH OR THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

           3. Section 7.2.2 of the Agreement is hereby deleted and the following substituted in lieu thereof:

                     7.2.2. The Parties hereby acknowledge and agree that UCI of GA shall not assume or agree to pay, perform, or discharge any liability or obligation of MainStreet which is not expressly set forth above. As of the date of Closing, MainStreet shall be current with respect to all payments then due and owing pursuant to the Assumed MainStreet Liabilities, and none of the Assumed MainStreet Liabilities shall otherwise be in default or subject to acceleration.

           4. Section 7.3.1 of the Agreement is hereby deleted in its entirety.

           5. Section 7.3.2 of the Agreement is hereby deleted and the following substituted in lieu thereof:

                     7.3.2 In the event the aggregate outstanding balance of the MainStreet Equipment Leases as of the date of Closing exceed the amounts shown on Exhibit 7.2.1(a) attached hereto, and/or the outstanding balance (less applicable lending hold-back amounts) of MainStreet's line of credit obligation with Bank One, N.A. (formerly NPL-LP. Inc.) as of the date of Closing exceeds Six Hundred Eight-Five Thousand ($685,000) Dollars, such adjustment shall be applied in the following order to the extent necessary: (i) first to reduce the cash tendered by UCI of GA to the designated creditors of MainStreet as set forth in Section 7.1 above, and (ii) second to reduce the number of Shares to be delivered by UCI to MainStreet.

           6. Section 7.3.3 of the Agreement is hereby deleted and the following substituted in lieu thereof:

                     7.3.3 In the event the aggregate outstanding balance of the MainStreet Equipment Leases as of the date of Closing is less than the amounts shown on Exhibit 7.2.1(a) attached hereto, and/or the outstanding balance (less applicable lending hold-back amounts) of MainStreet's line of credit obligation with Bank One, N.A. (formerly NPL-LP. Inc.) as of the date of Closing is less than Six Hundred Eighty-Five Thousand ($685,000) Dollars, the purchase price and the stock tendered by UCI and UCI of GA as set forth in Section 7.1 above, shall be increased by the aggregate amount such liabilities is less than such limits.

           7. Section 8.1 of the Agreement is hereby deleted and the following substituted in lieu thereof:

                     8.1 Date of Closing. The closing of the sale and purchase of the Assets and related transactions to be effective as of 11:59 p.m. on the date of Closing, and subject to the terms and conditions of this Agreement, shall take place on April 24, 1998, commencing at 10:00 a.m. (local time), at the offices of Nexsen Pruet Jacobs & Pollard, LLP, 1441 Main Street, Suite 1500, Columbia, South Carolina or such other time and place as may be mutually agreed upon in writing by the parties (the "Closing"). In the event Closing set forth in this Section 8 is changed to a different date, all references in this Agreement to Closing shall be deemed to refer to the time and date agreed upon by the parties, in the manner set forth herein.

           8. Section 8.3.8 of the Agreement is hereby deleted and the following substituted in lieu thereof:

                     8.3.8 MainStreet shall execute and deliver to UCI an Investment Letter substantially in the form attached hereto as
           Exhibit 8.3.8(a), and each of the security holders of MainStreet (including without limitation the Class B Shareholders) shall execute and deliver to UCI an Investment Letter substantially in the form attached hereto as Exhibit 8.3.8(b) (collectively the "Investment Letter").

           9. Section 8.4.1 of the Agreement is hereby deleted and the following substituted in lieu thereof:

                     8.4.1 UCI shall execute and deliver to MainStreet the Conditional Delivery Agreement, substantially in the form attached hereto as Exhibit 8.4.1.

           10. Section 8.4.2 of the Agreement is hereby deleted in its entirety.

           11. Section 8.7.13 of the Agreement is hereby deleted and the following substituted in lieu thereof:

                     8.7.13 Board of Directors. As of the date of the Stockholder Approval as defined in Section 8.9 of the Agreement, Johnson shall be appointed or elected to the Board of Directors of UCI. Also, to the extent permitted by law, as long as MainStreet or PENMAN is the holder of record of not less than five (5%) of the issued and outstanding shares of the common stock of UCI, a representative of PENMAN shall be invited to attend, at PENMAN's expense, all meetings of the Board of Directors of UCI occurring after the date of such Stockholder Approval. For so long as such representative of PENMAN is entitled to such invitation as set forth above, such representative of PENMAN shall be given notice of all meetings of the Board of Directors of UCI at the same time such notices are given to the directors of UCI, and, to the extent permitted by law, shall be entitled to all information generally made available to the directors of UCI. Such representative shall not be entitled to vote on any matter.

           12. Section 8 of the Agreement is hereby amended to add the following section:

                     8.9 Approval of Shareholders of UCI. The Parties hereto acknowledge that the issuance of the Shares to MainStreet requires the prior approval of the shareholders of UCI of (i) the amendment to UCI's Certificate of Incorporation to increase the number of authorized shares of the common stock, $0.05 par value, of UCI from 10,000,000 to 30,000,000 shares; and (ii) the issuance of the Shares to MainStreet (collectively the "Stockholder Approval"). Notwithstanding anything to the contrary contained herein, UCI shall
           (a) use its reasonable best efforts as promptly as reasonably possible to respond to and clear all comments of the SEC with respect to the proxy statement, mail the proxy statement to its stockholders, hold the stockholders meeting and obtain the Stockholder Approvals (the "UCI Actions"), and (b) not take any unreasonable action which would result in any unreasonable delay in completing the UCI Actions. If the Stockholder Approval is not obtained by July 1, 1998, MainStreet shall have the option, exercisable by written notice to UCI on or before July 8, 1998 to either (x) require UCI to continue to use its reasonable best efforts to complete the UCI Actions no later than July 31, 1998, or (y) unwind the transactions as herein provided (an "Unwind Event"). In the case of an Unwind Event or if the Stockholder Approval has not been obtained by July 31, 1998, UCI and the Transferees, on the one hand, and the Transferors and the Class B Shareholders, on the other hand, shall immediately take all actions in their best efforts to restore the Parties to the positions they had respectively prior to the Closing including, without limiting the generality of the foregoing (A) UCI shall and shall cause the Transferees to return to the respective Transferors all Assets transferred by them at the Closing and/or the proceeds thereof, (B) the Transferors and the Class B Shareholders shall return or cause to be returned to UCI and the respective Transferees any cash consideration received at the Closing or paid to the escrow agent as set forth in Section 7.1 above, and (C) all documents delivered at Closing shall be returned to the Party who made the delivery.

           13. Except as otherwise set forth in the Schedule of Exceptions, each of the Transferors and Class B Shareholders severally and not jointly represent, warrant, and covenant to UCI and the Transferees that the representations and warranties contained in Section 9 of the Agreement are true, correct and complete as of the date of this Amendment and that any disclosure or schedules required to make such representations or warranties accurate and complete upon the date hereof have been incorporated in the schedules and exhibits which are a part of this Amendment.

           14. UCI and UCI of GA, jointly and severally, represent, warrant, and covenant to the Transferors and Class B Shareholders that the representations and warranties contained in Section 10 of the Agreement are true, correct and complete as of the date of this Amendment with the exception that Section 10.4 is hereby deleted in its entirety and the following substituted in lieu thereof:

                     10.4 Capitalization. UCI is authorized to issue: (i) Ten Million (10,000,000) shares of UCI Common Stock of which 6,099,241 shares are issued and outstanding as of the date hereof; and (ii) Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value per share, none of which is issued and outstanding. Following the approval of the shareholders of UCI as contemplated in Section 8.9, UCI shall amend its Certificate of Incorporation to authorize Thirty Million (30,000,000) shares of UCI common stock. All of the Shares to be issued in the transaction described herein shall be duly authorized for issuance pursuant to this Agreement, and, when issued upon the consummation of the transactions and issuance contemplated hereby, shall be validly issued, fully paid, nonassessable and not subject to preemptive rights.

           15. Section 11.1.10 of the Agreement is hereby deleted and the following substituted in lieu thereof:

                     11.1.10 Approval of Nasdaq. The Parties acknowledge that in accordance with the NASD Marketplace Rules, the issuance of the Shares to MainStreet as contemplated herein requires the prior approval of the shareholders of UCI. Pursuant to the terms and conditions set forth herein, the Parties desire to close the transactions described in the Agreement with the understanding that the issuance of the Shares shall not occur until the shareholders of UCI approve the required amendment to the Certificate of Incorporation of UCI and approve the issuance of such Shares. As such, the Parties hereto agree that the written consent of Nasdaq to the closing of the transactions contemplated by the Agreement prior to the approval of the shareholders of UCI in accordance with this Amendment shall be required as a condition of Closing.

           16. Section 11 of the Agreement is hereby amended to add the following section:

                     11.3 Effect of Closing. It is expressly understood and agreed that upon consummation of the Closing there shall be no conditions to the obligations of UCI to effect the issuance and delivery of the Shares to MainStreet pursuant to the Conditional Delivery Agreement except as set forth therein.

           17. Section 13.6.1 of the Agreement is hereby deleted and the following substituted in lieu thereof:

                     13.6.1 Holdback Shares. As of the date of issuance of the Shares as set forth herein, MainStreet for itself and on behalf of Johnson shall be deemed to have directed UCI to withhold from issuance to MainStreet such number of Shares having an aggregate value equal to Three Hundred Thousand and No/100 ($300,000.00). The withheld Shares are herein referred to as the "Holdback Shares." For all purposes of this Section 13.6, including the price per share utilized for determination of the number of Holdback Shares, shall be the price per share utilized in Section 7.1 above. The Parties hereto acknowledge and agree that such Holdback Shares are intended to be a portion of such Shares distributable to Johnson upon the ultimate liquidation or other distribution by MainStreet. Until such distribution occurs, it is agreed that such Holdback Shares shall be an asset of MainStreet and available to satisfy claims of UCI and the Transferees against MainStreet under this Agreement. After such distribution, any Holdback Shares held in escrow as of such date shall be deemed to be an asset of Johnson, and Johnson will receive the Holdback Shares subject to the escrow. The Holdback Shares shall be issued to MainStreet but delivered to Nexsen Pruet Jacobs & Pollard, LLP ("Escrow Agent") to be held in escrow along with the stock powers relating thereto executed by MainStreet, subject to the terms and conditions hereinafter set forth. The liability of Johnson under the indemnification provisions of this
           Section 13 shall be recovered at the indemnified party's sole discretion either from Johnson individually, or following distribution to him, from such Holdback Shares, or both. Such indemnified party shall not be required to make a claim for any Holdback Shares prior to asserting a claim against Johnson individually. As used in this Section 13.6, "J/MS" means MainStreet until the Holdback Shares are distributed to Johnson, and Johnson thereafter.

           18. Sections 16.1.1.2 and 16.1.1.3 of the Agreement are hereby deleted and the following substituted in lieu thereof:

                     16.1.1.2 By UCI of GA. In the event that Closing has not been completed by April 30, 1998 as a result of the non-satisfaction or non-fulfillment in any material respect of any of the conditions upon Transferees' obligations specified in Section 11.1 (which has not been previously waived by Transferees), then UCI of GA shall be entitled at its option to terminate this Agreement by notice to the other Parties; provided however, that UCI of GA shall not be entitled to terminate this Agreement if the non-satisfaction or non-fulfillment of any such condition resulted from or was proximately caused by UCI or any Transferee's breach of this Agreement or was frustrated or made impossible by the wrongful act or failure to act of UCI or any Transferee.

                     16.1.1.3 By MainStreet. In the event that Closing has not been completed by April 30, 1998 as a result of the non-fulfillment or non-satisfaction in any material respect of any of the conditions upon Transferors' obligations specified in Section 11.2 (which has not been previously waived by Transferors), then MainStreet shall be entitled at its option to terminate this Agreement by notice to the other Parties; provided however, that MainStreet shall not be entitled to terminate this Agreement if the non-satisfaction or non-fulfillment of any such condition resulted from or was proximately caused by any Class B Shareholder or Transferor's breach of this Agreement or was frustrated or made impossible by the wrongful act or failure to act of any Class B Shareholder or Transferor.

           19. Exhibit 7.2.1(b) of the Agreement is hereby deleted, and Exhibit 7.2.1(b) attached hereto shall be substituted in lieu thereof.

           20. Exhibit 8.3.8 of the Agreement is hereby deleted, and Exhibits 8.3.8(a) and 8.3.8(b) attached hereto shall be substituted in lieu thereof.

           21. Exhibit 8.3.20 of the Agreement is hereby deleted, and Exhibit
8.3.20 attached hereto shall be substituted in lieu thereof.

           22. Exhibit 8.4.4 of the Agreement is hereby deleted, and Exhibit
8.4.4 attached hereto shall be substituted in lieu thereof.

           23. Exhibit 9.14 of the Agreement is hereby deleted, and Exhibit 9.14 attached hereto shall be substituted in lieu thereof.

           24. Exhibit 9.19.1 of the Agreement is hereby deleted, and Exhibit
9.19.1 attached hereto shall be substituted in lieu thereof.

           25. The parties hereto acknowledge and agree that neither UCI nor UCI of GA shall be responsible for assuring MainStreet or its security holders that the transaction contemplated in the Agreement will qualify as a "C" Reorganization under Section 368(a)(1)(C) of the Code.

           26. Except as otherwise modified hereby, the terms and provisions of the Agreement shall remain in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one Amendment, and any party hereto may execute this Amendment by signing any such counterpart. The authorized attachment of counterpart signature pages shall constitute execution by the Parties. This Amendment shall be governed by and construed in accordance with the laws of the State of South Carolina. No

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]
provision of this Amendment shall be interpreted against any Party because such Party or its legal representative drafted such provision.

           IN WITNESS WHEREOF, the parties have executed this First Amendment To Acquisition Agreement and Plan of Reorganization under seal with the corporate parties acting by and through their duly authorized officers, effective as of the date first above written.

UCI MEDICAL AFFILIATES, INC.                 MAINSTREET HEALTHCARE
                                             CORPORATION

By: /S/ JERRY F. WELLS, JR.                  By:    /S/ ROBERT G. RIDDETT, JR.
   Its: Executive Vice President and CFO            Its: President


UCI MEDICAL AFFILIATES OF                    MAINSTREET HEALTHCARE MEDICAL
GEORGIA, INC.                                GROUP, P.C., a Georgia corporation

By: /S/ JERRY F. WELLS, JR.                  By:    /S/ A. WAYNE JOHNSON
   Its: Executive Vice President and CFO     Its: Chairman and Secretary

PENMAN PRIVATE EQUITY AND                    MAINSTREET HEALTHCARE
  MEZZANINE FUND, L.P.                       MEDICAL GROUP, PC, a Tennessee
                                             corporation
By:  PENMAN Asset Management, L.P.
Its:  General Partner

By:   /S/ KEVIN J. PENNINGTON                By:    /S/ A. WAYNE JOHNSON
    --------------------------------              ----------------------
       Kelvin J. Pennington                  Its: Chairman and Secretary
       Its:  General Partner

                                             PROMPT CARE MEDICAL CENTER, INC.

 /S/ ROBERT G. RIDDETT, JR.                  By:    /S/ A. WAYNE JOHNSON
Robert G. Riddett, Jr.                       Its: Chairman and Secretary


 /S/ MICHAEL J. DARE
Michael J. Dare

 /S/ A. WAYNE JOHNSON
A. Wayne Johnson

                                  Exhibit 7.1.3

                                 Promissory Note

                                 [See Attached]

                                 PROMISSORY NOTE


$350,000.00                                                       Columbia, S.C.
                                                                  April 24, 1998

           FOR VALUE RECEIVED, UCI Medical Affiliates of Georgia, Inc., a South Carolina corporation (the "Borrower"), hereby promises to pay, in lawful money of the United States of America, to the order of S. Friedman & Associates, P.C. ("Escrow Agent") as escrow agent under that certain Escrow Agreement by and between MainStreet Healthcare Corporation ("MHC"), Borrower and Escrow Agent dated the hereof, the principal sum of Three Hundred Fifty Thousand and No/100 ($350,000.00) Dollars.

           Interest shall accrue from the date hereof on the principal balance outstanding hereunder from time to time until paid in full at the fixed simple rate per annum equal to six and one-half (6.5%) percent calculated based upon a 360-day year and the actual number of days elapsed. All principal and interest payable hereunder shall be due and payable on July 24, 1998. Payments hereunder shall be made to the Escrow Agent at Suite 1550, 1050 Crown Pointe Pkwy., Atlanta, Georgia 30338, or at such other place as the Escrow Agent may designate from time to time in writing.

           Notwithstanding the foregoing, upon the occurrence of a default in the payment when due of any amount at any time owed hereunder, the interest rate applicable hereunder shall be increased by an additional four percentage points (4.0%); provided, however, that in no event shall the interest accruing under this Note exceed the highest lawful rate.

           The occurrence of the following shall constitute an "Event of Default" under the Note: Borrower fails to pay when due any principal or interest payment hereunder. Upon the occurrence of an Event of Default as hereinabove defined, then at any time thereafter the Escrow Agent may declare the entire remaining principal balance due hereunder, together with all accrued interest thereon, immediately due and payable.

           This Note is executed pursuant to, and is subject to, that certain Acquisition Agreement and Plan of Reorganization dated February 9, 1998, by and between among others Borrower and MHC, as amended (the "Acquisition Agreement"). Borrower may prepay this Note at any time without fee or penalty. Borrower expressly waives any right of setoff with respect to any obligation which may be owed to it under the Acquisition Agreement.

           The invalidity of any provision of this Note shall not affect the validity of any other provision hereof. The acceptance after maturity of any payment with respect to this Note shall not constitute a waiver of the right of Escrow Agent to demand the payment in full of any unpaid balance. No delay or failure on the part of the Escrow Agent in the exercise of any right or remedy shall operate as a waiver thereof, and no single exercise of any right or remedy shall preclude Escrow Agent from the exercise of any other or further rights or remedies.

           In the event this Note is placed in the hands of an attorney for collection, all expenses of the Escrow Agent incurred in connection with the repayment of this Note, including reasonable attorneys' fees, shall be added to the principal amount of this Note and collected as a part hereof. This Note shall be governed by and construed in accordance with the laws of the State of South Carolina. Jurisdiction and venue for the enforcement of this Note shall be exclusively in the courts for the State of South Carolina.

           Borrower expressly waives demand, presentment, protest and notice of non-payment or dishonor and all other notices or demands whatsoever (except for notices expressly set forth herein), and such parties agree to remain bound hereby until all amounts due hereunder are paid in full, notwithstanding any extension of time for payment which may be granted, even though the period of extension be indefinite.

           EXECUTED this 24th day of April, 1998.

                                       UCI MEDICAL AFFILIATES OF GEORGIA,
                                       INC.                          (SEAL)


                                       By:_____________________________________
                                          Its:_________________________________

Notice Address for Borrower:
1901 Main Street, Suite 1200
Columbia, South Carolina 29201
Attn:  Jerry F. Wells, Jr.

                           [GUARANTY ATTACHED HERETO]

                                    GUARANTY

           The undersigned UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"), hereby irrevocably and unconditionally guarantees the proper and timely performance and/or full and timely payment of each and every term and obligation of UCI Medical Affiliates of Georgia, Inc., a South Carolina corporation ("UCI of GA"), contained in the foregoing Promissory Note in the original principal amount of Three Hundred Fifty Thousand and No/100 ($350,000.00) Dollars dated April 24, 1998 (the "Note") executed by UCI of GA in favor of S. Friedman & Associates, P.C. ("Escrow Agent") as escrow agent under that certain Escrow Agreement by and between MainStreet Healthcare Corporation, UCI of GA, and Escrow Agent dated April 24, 1998. This guaranty is a guarantee of payment and not of collection and shall not be changed or affected by any act or statement of UCI of GA, the invalidity or unenforceability of the Note, or any amendment or termination of the Note. The holder of the Note shall not be required to seek enforcement against UCI of GA or resort to any other remedy and may proceed directly against the undersigned. The undersigned waives any right of subrogation with respect to any payments made under this Guaranty. The undersigned hereby waives presentment, demand, protest, notice of non-payment, notice of default, notice of compromise or surrender, any right or setoff, any other demand or notice whatsoever in connection with this Guaranty, and any other right which would release the undersigned at law or equity from its obligations under the Guaranty. In the event this Guaranty is placed in the hands of an attorney for collection, all expenses of the prevailing party, including reasonable attorney's fees, shall be added to this Guaranty and collected as a part hereof. This Guaranty shall be governed by and construed in accordance with the laws of the State of South Carolina.


IN THE PRESENCE OF:                       UCI MEDICAL AFFILIATES, INC.


________________________________          By:________________________________
(Witness)                                    Its:____________________________


________________________________
(Witness)


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